Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of DragonWave Inc. for the registration of 299,999 common shares of DragonWave Inc. to be distributed without additional payment upon the exercise or deemed exercise of outstanding warrants, and to the incorporation by reference therein of our reports dated May 18, 2016, with respect to the consolidated financial statements of DragonWave Inc., and May 12, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of DragonWave Inc., included in its Annual Report (Form 20-F) for the year ended February 29, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ottawa, Canada	Chartered Professional Accountants
August 12, 2016	Licensed Public Accountants